Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.1

We consent to the incorporation by reference of our reports dated February 11, 2019, relating to (1) the consolidated financial statements and financial statement schedule of DowDuPont Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs, a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts With Customers, and an emphasis of a matter paragraph regarding the merger of The Dow Chemical Company and E. I. du Pont de Nemours and Company), and (2) the effectiveness of the Company's internal control over financial reporting as of December 31, 2018, appearing in this Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2018, in the following Registration Statements of DowDuPont Inc.

Form S-3:

Nos.	333-227202

Form S-8:

Nos.	333-220324
333-220330

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
February 11, 2019

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